Exhibit 99.1

LEAPFROG APPOINTS RAY ARTHUR AS CHIEF FINANCIAL OFFICER

EMERYVILLE, Calif. – July 16, 2012 – LeapFrog Enterprises, Inc. (NYSE: LF), the leader in educational entertainment for children, announced today that Ray Arthur has joined the company as Chief Financial Officer.

“Ray is a world-class CFO and I am very happy he has decided to join the LeapFrog team,” said John Barbour, Chief Executive Officer. “He is a seasoned 30-year executive with a proven track-record of building excellent organizations and helping grow industry leading companies, including serving as CFO at Toys “R” Us, Inc and as President and CFO of toysrus.com. Ray brings broad management expertise having successfully led many finance, strategy, operations and information technology teams.

“Ray is recognized in the industry as an exceptional CFO, and I am thrilled to have the opportunity to work with him again. I am confident that Ray will help take LeapFrog to the next level in fulfilling our mission of helping children achieve their potential,” continued Mr. Barbour.

Regarding his decision to join LeapFrog, Mr. Arthur stated, “I am excited and proud to be joining LeapFrog, a world-class company with a strong brand and award-winning products. I believe LeapFrog has many growth opportunities as it extends its leadership in educational entertainment innovation and evolves to become both a developer and distributor of educational entertainment. I’m looking forward to being a part of the LeapFrog team and contributing to its growth and evolution.”

About Ray Arthur

Prior to joining LeapFrog, Mr. Arthur served as Chief Financial Officer at The Pep Boys – Manny, Moe, & Jack from 2008 to 2012, where he built the company’s finance organization. Previously, Mr. Arthur served as Chief Financial Officer of Toys “R” Us Inc., from 2004 to 2006, where he oversaw a strategic review and restructuring of company-wide operations. During his seven year tenure at Toys “R” Us, Mr. Arthur also served as President and Chief Financial Officer of toysrus.com from 2000 to 2003 and as Corporate Controller of Toys “R” Us from 1999 to 2000. Prior to that, he worked in a variety of roles for General Signal Corporation, American Home Products Corporation, American Cyanamid Company and in public accounting. Mr. Arthur received his B.A. in Accounting from William Paterson College and is a certified public accountant, with 30 years of accounting and finance experience.

About LeapFrog

LeapFrog Enterprises, Inc. is the leader in educational entertainment for children. LeapFrog’s award-winning product portfolio helps millions of children achieve their potential by delivering best-in-class curriculum through engaging content, fun multimedia learning platforms, and toys. The Learning Path, LeapFrog’s proprietary online destination for parents and extended family, provides personalized feedback on a child’s learning progress and offers recommendations to enhance each child’s learning experience. Through the power of play, LeapFrog’s products and curriculum help children of all ages prepare for school and life success. LeapFrog’s products are available in more than 45 countries and have been used by teachers in more than 100,000 U.S. classrooms. LeapFrog is based in Emeryville, California and was founded in 1995 by a father who revolutionized technology-based learning solutions to help his child learn how to read. Come see the learning at leapfrog.com.

NOTE: LEAPFROG and the LeapFrog logo are trademarks or registered trademarks of LeapFrog Enterprises, Inc.

Forward-Looking Statements

This news release contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those expressed or implied by such forward-looking statements. The risks that could cause our results to differ include, without limitation, deterioration of global economic conditions, our ability to correctly predict highly changeable consumer preferences and product trends, our ability to continue to develop new products and services, our reliance on a small group of retailers for the majority of our gross sales, our dependence on our suppliers for our components and raw materials, the seasonality of our business, our growing focus on online products and services, system failures in our online services or web store, our reliance on a limited number of manufacturers, our ability to maintain sufficient inventory levels, our ability to compete effectively with competitors, our ability to maintain or acquire licenses, third parties who claim we are infringing on their intellectual property rights, errors or defects in our products, privacy concerns about our Internet-connected products, the sufficiency of our liquidity, the risk associated with international operations, continued compliance and associated costs with and/or changes in laws and regulations, negative political developments, natural disasters, armed hostilities, terrorism, labor strikes or public health issues, the loss of members of our executive management team, continued ownership by a few stockholders of a majority of voting power in us, and the volatility of our stock price. These risks and others are discussed under “Risk Factors” in our filings with the U.S. Securities and Exchange Commission, including our 2011 annual report on Form 10-K filed on February 29, 2012.  All information provided in this release is as of the date hereof, and we undertake no obligation to update this information.

Contact Information

Investors:	Media:

Karen Sansot	Monica Ma
Investor Relations	Media Relations
(510) 420-4803	(510) 596-3437
ksansot@leapfrog.com	mma@leapfrog.com